Exhibit (a)(5)(I)

Grindrod Shipping Holdings Ltd.
Abbreviated Name: GRINSHIP
Registered in Singapore with registration number 201731497H
JSE Share code: GSH
ISIN: SG9999019087
Primary listing on NASDAQ Global Select Market
Secondary listing on the JSE Main Board

VOLUNTARY CONDITIONAL OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS AND LEVEL OF ACCEPTANCES

1	INTRODUCTION

Shareholders of Grindrod Shipping Holdings Ltd. (“Company”) are referred to the announcement published by the Company on 12 October 2022 on the Stock Exchange News Service (“SENS”), as well as subsequent announcements on 13 October 2022, 17 October 2022, 22 November 2022 and 23 November 2022 on SENS, regarding the voluntary conditional cash offer (the “Offer”) made by Good Falkirk (MI) Limited (the “Offeror”), a wholly-owned subsidiary of Taylor Maritime Investments Limited (“TMI”), for all of the issued ordinary shares (“Shares”) in the capital of the Company (other than Shares held by the Offeror and Shares held in treasury).

Shareholders are further referred to the announcement of the publication of the offer to purchase containing the full terms and conditions of the Offer (“Offer to Purchase”) together with other related documents, published on SENS on 31 October 2022.

It is confirmed that the Offer to Purchase, the solicitation/recommendation statement on Schedule 14D‑9, and the other documents filed with the Securities and Exchange Commission (“SEC”) by the Company are available free of charge on the Company’s website at www.grinshipping.com/investorrelations.

Capitalised terms which are not otherwise defined herein, shall have the meanings ascribed to them in the Offer to Purchase.

2	OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS

TMI and the Offeror have announced that the Offer Conditions (including the Minimum Condition) have been satisfied, and the Offer has become unconditional in all respects.

3	TERMINATION OF WITHDRAWAL RIGHTS

Accordingly, as provided in the terms of the Offer to Purchase, the right of holders of Shares to withdraw any Shares tendered in the Offer has been terminated as at 11:59 p.m. (New York time) on Monday, 28 November 2022.

4	LEVEL OF ACCEPTANCES OF THE OFFER

4.1	Shares Tendered in the Offer. As at 11:59 p.m. (New York time) on Monday, 28 November 2022 the total number of Shares:

(a)	validly tendered in the Offer and not validly withdrawn (as advised to the Offeror by Computershare Trust Company, N.A., the Depositary (the “Depositary”)); and

(b)
owned, controlled or agreed to be acquired by the Offeror and the Concert Parties (including 475,515 Shares to be issued to the Offeror in exchange for its payment of US$21.00 in respect of each Company Forfeitable Share),[1]

in aggregate amount to 14,366,578 Shares, representing 73.78 per cent. of the maximum potential issued share capital of the Company.2

Note 1: Excluding the holdings of Shares of RMBMS (see Note 4 below).

Note 2: For the purpose of this Announcement, the “maximum potential issued share capital of the Company” means the aggregate number of (x) all the Shares in issue (other than Shares held by the Company in treasury) and (y) the number Shares that would result from the valid vesting and settlement in full of the Company Forfeitable Shares.  Based on the latest information available to the Offeror by the Company, as of the close of business on 28 November 2022, there were (i) 18,996,493 Shares in issue (which excludes 313,531 Shares held in treasury), and (ii) 475,515 outstanding awards of the Company Forfeitable Shares, pursuant to which 475,515 Shares are issuable.

4.2
Following the expiration of the Offer, the Offeror accepted for payment, and expects to promptly pay for, all Shares that were validly tendered and not withdrawn prior to the expiration of the Offer according to the terms and conditions of the Offer.

4.3
As at 11:59 p.m. (New York time) on Monday, 28 November 2022, the total number of Shares (i) held before the Offer period, (ii) acquired or agreed to be acquired during the Offer period, and (iii) validly tendered in the Offer and not validly withdrawn, are as follows:

	Number of Shares	Percentage of the total number of Shares[3]
Shares held as at 29 August 2022, being the date of the possible offer announcement (the “Possible Offer Announcement Date”), by:
(a) the Offeror;	4,925,023 Shares	25.93%
(b) parties acting in concert with the Offeror (the “Concert Parties”)[4].	NIL[5]	NIL
Shares acquired or agreed to be acquired between the Possible Offer Announcement Date and up to 11:59 p.m. (New York time) on Monday, 28 November 2022 (other than Shares validly tendered in the Offer and Shares to be issued to the Offeror in respect of the Company Forfeitable Shares) by:

(a) the Offeror;	NIL	NIL
(b) the Concert Parties.	NIL[6]	NIL
Shares validly tendered in the Offer and not validly withdrawn as at 11:59 p.m. (New York time) on Monday, 28 November 2022 received from:
(a) Shareholders other than the Concert Parties;	8,966,040 Shares	47.20%
(b) the Concert Parties.	NIL[7]	NIL
Total number of Shares owned, controlled or agreed to be acquired by the Offeror (including Shares validly tendered in the Offer but excluding any Shares to be issued to the Offeror in exchange for its payment of US$21.00 in respect of each Company Forfeitable Share) as at 11:59 p.m. (New York time) on Monday, 28 November 2022.	13,891,063 Shares	73.12%
Total number of Shares owned, controlled or agreed to be acquired by the Offeror and the Concert Parties (including Shares validly tendered in the Offer but excluding any Shares to be issued to the Offeror in exchange for its payment of US$21.00 in respect of each Company Forfeitable Share) as at 11:59 p.m. (New York time) on Monday, 28 November 2022.	13,891,063 Shares	73.12%

Note 3: Rounded to two (2) decimal places, and calculated based on a total of 18,996,493 Shares in issue (which excludes 313,531 Shares held in treasury and 475,515 Shares which are issuable pursuant to 475,515 outstanding awards of the Company Forfeitable Shares) as at the date of this Announcement.

Note 4: RMB Morgan Stanley (Pty) Ltd (“RMBMS”) is a related corporation of Rand Merchant Bank (“RMB”) a division of FirstRand Bank Limited, which is an adviser to the Offeror, and is therefore a party presumed to be acting in concert with the Offeror. As at the Possible Offer Announcement Date, RMBMS held 11,674 Shares. During the Offer period (and up to the date hereof), RMBMS had purchased 10,217 Shares, and sold 21,346 Shares. Such dealings by RMBMS are all transactions resulting from unsolicited client trades, and are neither solicited nor executed by RMB. RMBMS had entered into the relevant dealings in order to hedge requests from clients who wished to enter into derivative transactions in relation to the Shares, and to unwind such hedged positions. The SIC has ruled that such purchases of Shares by RMBMS will be disregarded for the purposes of Rule 15.2 of the Singapore Code, and that such disposals of Shares by RMBMS will be disregarded for the purposes of Rule 11.2 of the Singapore Code.

Note 5: Excluding the holdings of Shares of RMBMS.

Note 6: Excluding the purchases of Shares by RMBMS.

Note 7: No shares held by RMBMS were tendered in the Offer.

4.4
Issuance of Shares in respect of the Company Forfeitable Shares.  In accordance with the Implementation Agreement, at the Acceptance Time, the Company’s 2018 Forfeitable Share Plan was terminated and any portion of an outstanding award that was (i) unvested, or (ii) vested, but remained unsettled (each an “Outstanding FSA”), became fully vested at the Acceptance Time by virtue of the Company’s compensation committee resolving to accelerate the vesting thereof. In respect of such Outstanding FSAs, based on the latest information provided by the Company, as at 11:59 p.m. (New York time) on Monday, 28 November 2022 the Company has obtained consent of the relevant holders to the cancellation of awards representing an aggregate of 475,515 Shares which would have accrued on the Outstanding FSA so vested (representing all of the Outstanding FSAs). Following payment by the Offeror to the Company of US$21.00 in respect of each Company Forfeitable Share, the Company will promptly issue to the Offeror an aggregate of 475,515 Shares.

5	CONDITIONS SATISFIED

5.1
Pursuant to the Offer to Purchase, notwithstanding any other term of the Offer, the Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer, in the event that at or immediately prior to the Expiration Time:

(a)
Offeror has not received, by the close of the Offer, Shares validly tendered and not validly withdrawn of such number which, together with Shares acquired before (or, with the approval of the Company, during) the Offer (and including any Shares issued to the Offeror in exchange for the Offeror’s payment of the Offer Price of US$21.00 in respect of the Company Forfeitable Shares) will result in the Offeror and persons acting in concert with it holding more than 50% of the voting rights attributable to the aggregate of (x) all the Shares in issue (other than Shares held by the Company in treasury) and (y) the number of Shares that would result from the valid vesting and settlement in full of the Company Forfeitable Shares (the “Minimum Tender Condition”);

(b)
any of the following shall have occurred since the date of the Implementation Agreement and continue to exist: (i) the Company Board shall not have declared the Special Dividend of US$5.00 per Share and fixed as the record date therefor a date on or prior to the date on which the Expiration Time occurs, (ii) the Company shall not have remitted sufficient funds to the applicable transfer agents for payment in full of the Special Dividend, or (iii) the Company shall not have irrevocably instructed the applicable transfer agents to pay and distribute the funds for the Special Dividend to the holders of record of outstanding Shares as of the Dividend Record Date as soon as possible after the Expiration Time (the “Irrevocable Instruction Condition”); and

(c)	other conditions set out under “THE OFFER — Section 11. Conditions of the Offer” in the Offer to Purchase.

5.2	The conditions referred to in paragraph 5.1 of this Announcement have been fulfilled as:

(a)
the Offeror has received an aggregate of 8,966,040 Shares validly tendered and not validly withdrawn which, together with Shares acquired before (or, with the approval of the Company, during) the Offer (and including any Shares to be issued to the Offeror in exchange for the Offeror’s payment of the Offer Price of US$21.00 in respect of the Company Forfeitable Shares) results in the Offeror and persons acting in concert with it holding an aggregate of 14,366,578 Shares, representing 73.78 per cent. of the maximum potential issued share capital of the Company;

(b)
all of the following have occurred since the date of the Implementation Agreement and continue to exist: (i) the Company Board has declared the Special Dividend of US$5.00 per Share and fixed as the record date therefor a date on or prior to the date on which the Expiration Time occurs, (ii) the Company has remitted sufficient funds to the applicable transfer agents for payment in full of the Special Dividend, and (iii) the Company has irrevocably instructed the applicable transfer agents to pay and distribute the funds for the Special Dividend to the holders of record of outstanding Shares as of the Dividend Record Date as soon as possible after the Expiration Time; and

(c)	the other conditions set out under “THE OFFER — Section 11. Conditions of the Offer” in the Offer to Purchase have been satisfied.

5.3	Accordingly, as all the conditions of the Offer have been fulfilled, the Offer is hereby declared to be unconditional in all respects.

6	SUBSEQUENT OFFERING PERIOD

6.1
Pursuant to the Implementation Agreement, Rule 14d-11 under the Exchange Act, the SEC No-Action Relief, the Singapore Code and the SIC Rulings, the Offeror has commenced a subsequent offering period to acquire all of the remaining untendered Shares to permit holders of Shares who have not yet tendered their Shares the opportunity to do so. The subsequent offering period will expire at 11:59 p.m. (New York time) on Monday, 19 December 2022, unless extended. Any such extension will be followed promptly by public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the subsequent offering period was scheduled to expire.

6.2
During this subsequent offering period, holders of Shares who did not previously tender their Shares into the Offer will receive the Offer Price of US$21 per Share, payable to the holder thereof in cash, without interest thereon but subject to any tax withholding. During the subsequent offering period, the Offeror will immediately accept for payment and promptly pay for properly tendered Shares as such Shares are tendered. A separate announcement will be made on SENS shortly after 11:00 a.m. (South Africa time) today (Tuesday, 29 November 2022) specifying the USD/Rand exchange rate at which the Offer Price of US$21.00 per Share will be converted to Rands for shareholders registered on the South African branch register.

6.3
Holders of Shares may validly tender their Shares during the subsequent offering period in the same manner and subject to the same conditions that would have applied to tenders of Shares prior to the initial Expiration Time of the Offer, but withdrawals may not be made during the subsequent offering period. In addition, Shares previously tendered into the Offer and accepted for payment may not be withdrawn during the subsequent offering period. TMI and the Offeror reserve the right to extend the subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. For more information about the subsequent offering period, see “THE OFFER — Section 1. Terms of the Offer” in the Offer to Purchase.

7	TENDER PROCEDURES

7.1	Record holders of Shares (i.e., a share certificate representing Shares has been issued to you or you hold Shares directly in your name) who wish to tender the Shares but have not done so should:

(a)
complete and sign the Letter of Transmittal in accordance with its instructions and deliver it, with any required signature guarantees and the documents required by the Letter of Transmittal, to the Depositary at one of the addresses set forth on the back cover page of the Offer to Purchase; or

(b)	follow the procedures for book-entry transfer set forth in “THE OFFER – Section 3. Tender Procedures” of the Offer to Purchase.

7.2
These materials must reach the Depositary not later than 11:59 p.m. (New York time) on Monday, 19 December 2022 or such later date(s) as may be announced from time to time by or on behalf of the Offeror.

7.3
Holders of Shares through a broker, dealer, trust company, Depository Trust Company Participant (“DTCP”), Central Securities Depository Participant (“CSDP”), bank or other nominee who wish to tender their Shares but have not done so should contact such broker, dealer, trust company, DTCP, CSDP, bank or other nominee and give instructions for the Shares to be tendered. Please note that the relevant intermediary may set an earlier deadline for communication by Company shareholders in order to permit such intermediary to communicate acceptances to the Depositary in a timely manner. Accordingly, such holders should contact the relevant intermediary to obtain information about the deadline by which Shares must be tendered into the Offer and comply with the dates communicated by such intermediary.

8	SETTLEMENT

8.1
Holders of Shares who have validly tendered their Shares into the Offer on or before 11:59 p.m. (New York time) on Monday, 28 November 2022, will be paid the Offer Price of US$21.00 per Share (less applicable tax withholding) within three (3) Business Days (in respect of Shares held on NASDAQ) or three (3) South African Business Days (in respect of Shares held on the JSE) after the date of this Announcement. A separate announcement will be made on SENS shortly after 11:00 a.m. (South Africa time) today (Tuesday, 29 November 2022) specifying the USD/Rand exchange rate at which the Offer Price of US$21.00 per Share will be converted to Rands for shareholders registered on the South African branch register.

8.2
Holders of Shares who have validly tendered their Shares into the Offer on or after the date of this Announcement (but before 11:59 p.m. (New York time) on Monday, 19 December 2022 or such later date(s) as may be announced from time to time by or on behalf of the Offeror) will be paid the Offer Price of US$21.00 per Share (less applicable tax withholding) within three (3) Business Days thereof (in respect of Shares held on NASDAQ) or six (6) South African Business Days thereof (in respect of Shares held on the JSE). A separate announcement will be made on SENS shortly after 11:00 a.m. (South Africa time)  today (Tuesday, 29 November 2022) specifying the USD/Rand exchange rate at which the Offer Price of US$21.00 per Share will be converted to Rands for shareholders registered on the South African branch register.

8.3
The Company will pay the Special Dividend of US$5.00 per Share on or around the sixth (6th) South African Business Days after the record date for the Special Dividend. The Company, not the Offeror, is responsible for the payment of the Special Dividend. Shareholders registered on the South African branch register are advised that the Special Dividend of US$5.00 per Share will be converted to Rands at a USD/Rand exchange rate of 17.27510. This will equate to a gross Special Dividend of ZAR 86.37550 per Share.

Forward-Looking Statements

This announcement contains forward-looking statements relating to a voluntary conditional cash offer by the Offeror to acquire all of the Shares (other than Shares held by the Offeror and Shares held in treasury), which offer involves substantial risks and uncertainties that could cause any actual outcome to differ materially from those expressed or implied by such statements.

All statements other than statements of historical facts included in this announcement are or may be forward-looking statements. Forward-looking statements include but are not limited to those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect the Company’s, or TMI’s and the Offeror's, as applicable, current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information.

These forward-looking statements are subject to risks and uncertainties including, among other things, satisfaction or waiver of the conditions to closing of the Offer in the anticipated timeframe or at all, including uncertainties as to whether and how many of the Company’s shareholders will tender their shares into any offer and the possibility that any agreed transaction is not consummated.

Such forward-looking statements are not guarantees of future performance or events and involve known and unknown risks and uncertainties. Accordingly, actual results may differ materially from those described in such forward-looking statements. Shareholders and investors should not place undue reliance on such forward-looking statements, and neither TMI, the Offeror nor the Company undertakes any obligation to update publicly or revise any forward-looking statements, subject to compliance with any applicable laws and regulations and/or any other regulatory or supervisory body or agency.

Important Information

This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any Shares of the Company or any other securities, nor is it a substitute for the Tender Offer Statement on Schedule TO and other necessary filings that TMI and the Offeror filed, and the Solicitation/Recommendation Statement on Schedule 14D-9 and other necessary filings that the Company filed, with the SEC on 28 October 2022. Any solicitation and offer to buy Shares of the Company is only being made pursuant to the Offer to Purchase and related tender offer materials. The Tender Offer Statement, including the offer to purchase and certain other offer documents (as they may be updated and amended from time to time), and the Solicitation/Recommendation Statement on Schedule 14D-9 contain important information. Any holders of Shares are urged to read these documents carefully because they contain important information that holders of Shares should consider before making any decision with respect to the tender offer. The offer to purchase and the solicitation/recommendation statement and other filings related to the offer are available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by TMI and/or the Offeror are available free of charge on TMI’s website at www.taylormaritimeinvestments.com/investor-centre/shareholder-information/. Copies of the Offer to Purchase, the solicitation/recommendation statement on Schedule 14D‑9 and the other documents filed with the SEC by the Company are available free of charge on the Company’s website at www.grinshipping.com/investorrelations. In addition, holders of Shares may obtain free copies of the tender offer materials by contacting the information agent for the offer, Georgeson LLC, at 1290 Avenue of the Americas, 9th Floor New York, NY 10104 and by telephone at (866) 695-6078 (toll-free).

Offer Jurisdictions

The Offer under the Offer to Purchase is part of a single offer that is being made on the same terms in the United States, Singapore, South Africa and other jurisdictions where the Offer may be legally extended.

Responsibility Statement

The directors of the Company (including those who may have delegated supervision of the preparation of this communication) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this communication are fair and accurate and that no material facts have been omitted from this communication, the omission of which would make any statement in this communication misleading; and the directors of the Company jointly and severally accept responsibility accordingly. Where any information in this communication has been extracted or reproduced from published or otherwise publicly available sources or obtained from TMI or the Offeror, the sole responsibility of the directors of the Company has been to ensure, through reasonable enquiries, that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this communication. The directors of the Company do not accept any responsibility for any information relating to TMI or the Offeror or any opinion expressed by TMI or the Offeror.

Company Contact:
Stephen Griffiths
Interim CEO / CFO
Grindrod Shipping Holdings Ltd.
200 Cantonment Road, #03-01 Southpoint
Singapore, 089763
Email: ir@grindrodshipping.com
Website: www.grinshipping.com

Investor Relations / Media Contact:
Nicolas Bornozis / Paul Lampoutis
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, N.Y. 10169
Tel.: (212) 661-7566
Fax: (212) 661-7526
Email: grindrod@capitallink.com

By Order of the Board

29 November 2022

Sponsor: Grindrod Bank Limited